As filed with the Securities and Exchange Commission on August 18, 2014

Registration No. 333-164319

333-176925

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-164319

Post Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-176925

UNDER

THE SECURITIES ACT OF 1933

VITACOST.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	37-1333024
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

c/o The Kroger Co.

1014 Vine Street

Cincinnati, OH 45202

(513) 762-4000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Vitacost.com, Inc. 2000 Stock Option Plan

Vitacost.com, Inc. 2007 Stock Award Plan

Vitacost.com, Inc. 2011 Incentive Compensation Plan

(Full Title of the Plan)

Christine S. Wheatley, Esq.

Group Vice President, Secretary and General Counsel

The Kroger Co.

1014 Vine Street

Cincinnati, OH 45202

(513) 762-4000

(Name, Address and Telephone Number, including Area Code, for Agent for Service)

Copies to:

Michael J. Aiello, Esq.

Matthew J. Gilroy, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Vitacost.com, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.00001 per share (the “Common Stock”) of the Company and all participations, registered under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

•	Registration Statement on Form S-8 (No. 333-164319), filed with the Commission on January 13, 2010, as amended by Post-Effective Amendment No.1, which was filed with the Commission on October 11, 2011, pertaining to the registration of 2,305,880 shares of Common Stock of the Company, relating to the Vitacost.com, Inc. 2000 Stock Option Plan.

•	Registration Statement on Form S-8 (No. 333-164319), filed with the Commission on January 13, 2010, as amended by Post-Effective Amendment No.1, which was filed with the Commission on October 11, 2011, pertaining to the registration of 435,000 shares of Common Stock of the Company, relating to the Vitacost.com, Inc. 2007 Stock Award Plan.

•	Registration Statement on Form S-8 (No. 333-164319), filed with the Commission on January 13, 2010, as amended by Post-Effective Amendment No.1, which was filed with the Commission on October 11, 2011, pertaining to the registration of 1,165,000 shares of Common Stock of the Company, relating to the Vitacost.com, Inc. 2007 Stock Award Plan.

•	Registration Statement on Form S-8 (No. 333-176925), filed with the Commission on September 20, 2011, as amended by Post-Effective Amendment No.1, which was filed with the Commission on October 11, 2011, pertaining to the registration of 6,000,000 shares of Common Stock of the Company, relating to the Vitacost.com, Inc. 2011 Incentive Compensation Plan.

On July 1, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with The Kroger Co., an Ohio corporation (“Kroger”), and Vigor Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Kroger (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by Kroger. The Merger became effective at [—] on August 18, 2014 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each share of Common Stock of the Company issued and outstanding immediately prior to the Merger (other than (i) shares owned by Kroger, Merger Sub or the Company, (ii) shares held by any subsidiary of the Company or Kroger (other than Merger Sub), and (iii) any shares as to which the holders thereof have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Delaware law) was cancelled and converted into the right to receive $8.00 per share in cash, without interest thereon and subject to any applicable withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati and State of Ohio, on August 18, 2014.

VITACOST.COM, INC.

By:	/s/ Christine S. Wheatley
Name:	Christine S. Wheatley
Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed by the following persons on August 18, 2014 in the capacities indicated.

Signature	Title

/s/ Christine S. Wheatley Christine S. Wheatley	President (Principal Executive Officer)

/s/ Christine S. Wheatley Christine S. Wheatley	Treasurer and Controller (Principal Financial Officer)

/s/ Christine S. Wheatley Christine S. Wheatley	Director